Exhibit 99.1

Gulf Resources Reports 1st Quarter 2023 Financial Results

SHOUGUANG, China, May 15, 2023 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources", “we,” or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced financial results for the three months ended March 31, 2023.

•	Revenues: $9,302,007, representing an increase of 4% over the same period of 2022.

•	The Net Loss was ($557,747) compared to a net loss of ($119,946) for the same period last year.

•	Earnings per share were a loss of $0.05 versus a loss of $0.01 for the same period last year.

•	Cash flow was $4,831,553.

•	Ending cash was $115,771,833.

•	Cash per share $11.10* (based on 10,431,924 shares issued and outstanding.)

•	Net Net Cash $94,872,257, or$9.09 per share.

•	Shareholders’ equity was $274,839,960 or $26.35* per share.

Financials

Revenues for the 1st quarter of 2023 were $9,302,007, representing an increase of 4% over the same period of 2022. Cost of revenues increased to 72.8% from 50.9% primarily due to the sharp drop in the price of bromine. Gross profit was $2,532,933 compared to $4,380,769 for the same period last year. Direct labor and factory overheads incurred during plant shutdown were $2,408,736 compared to $2,184,591 for the same period last year. General and administrative expenses were $910,051 compared to $2,242,501 for the same period last year. The Net Loss was ($557,747) compared to a net loss of ($119,946) for the same period last year. Earnings per share were a loss of $0.05 versus a loss of $0.01 for the same period last year.

Cash flow was $4,831,553 vs. $8,445,682 year-over-year. Cash increased by $7,545,619. Ending cash was $115,771,833. Cash per share was $11.10*. Net net cash (cash minus all liabilities) was $94,872,257, or $9.09* per share. Shareholders’ equity was $274,839,960 or $26.35* per share.

By Segment

Bromine and crude salt

For the three-month period ended March 31, 2023, the net revenue for the bromine segment was $8,470,372 compared to $8,126,015 for the same period in the previous year. This increase was due to the 101% increase in tonnes sold and a 48% decrease in average selling price. The gross profit margin of 27% compared to 52% for the same period last year. The decrease in gross profit margin was primarily attributable to the lower average selling price of bromine of $4,193 compared to $8,082 per ton for the same period last year. Costs of net revenues were $6,148,443 compared to $3,920,325. The loss from operations was $409,692 compared to a profit of $1,348,834 for the same period last year.

The net revenue for the crude salt was $748,681 and $754,044 for the same period of 2023 and 2022, respectively. This increase in net revenue for the crude salt was due to the 32% increase in tonnes sold and a 25% decrease in average selling price. The cost of net revenues was $620,258 compared to $629,560 for the same period last year. Crude salt earned a profit of $42,930 compared to a loss of $521,921 for the same period in the previous year.

In May 2022, we separated the bromine and the crude salt business to conform with government regulations. This separation required different allocation of costs. The net impact was to increase the cost allocations to bromine and decrease the cost allocations to crude salt.

Chemicals
There was no revenue in chemicals. Loss from operations from our chemical products segment was $417,873 for the three-month period ended March 31, 2023, compared to loss from operations of $513,282 in the same period in 2022.

Natural Gas
Our natural gas segment had no revenue from production. We did lease some of our equipment for $82,954. As a result, income from operations from our natural gas segment was $12,685 for the three -month period ended March 31, 2023, compared to a loss of $26,739 in the same period in 2022.

Business and Strategic Plan Outlook

Bromine and Crude Salt

The price of bromine has dropped substantially this quarter. We believe there are three major causes. With the economy closed, there was a downturn in domestic demand and a sharp drop off in export sales of downstream products. In addition, because more people were home and not working during COVID-19 pandemic, there was less need for disinfectants. We believe that companies manufacturing disinfectants did not expect the economy to close and thus had too much inventory.

We believe prices of bromine have bottomed and may rise from current levels. The supply/demand equation is still very advantageous. Some factories have been permanently closed. The economy is improving, and exports are starting to return to normal. At this time, we are not in a position to project the timing or extent of the rebound in prices. However, we believe the lack of bromine mines will offer us strong opportunities.

The company remains optimistic about its ability try to open one of its two closed factories in 2023. The company is currently working with the local government on the related issues.

For the existing operating factories, the company has completed substantial of its capital expenditures. Capital expenditures for bromine and crude salt in 2023 will be limited to basic maintenance.

Chemicals
The company is waiting for the customized machinery majorly includes that related to environmental issues, such as the waste gas treatment equipment, solid waste treatment equipment, and wastewater treatment equipment. The remaining equipment will be delivered as soon as the environmental equipment is available. This equipment is expected to be delivered by the 2nd quarter or the 3rd quarter of 2023.

Once this equipment is delivered, the company will inform shareholders and post photos on its website.

The Company believes that once all of the equipment is delivered, it will take 3 to 4 months to get them installed. After installation, the testing process is anticipated to take 2 to 3 months, after which it will be in a position to apply for environmental and safety approval. After we get the approval, it will take us 4 months to conduct trial production, and then we may start commercial production.

Chemical Export Project
Mr. Naihui Miao, our COO and Director, has been named as the Chairman of our task force to explore export opportunities for chemicals. Management team began to research which products and markets offer the best opportunities to exports. The company will try to find these export opportunities so we can gain the possible and greater financial flexibility to enhance shareholder value.

Before selecting the specific products and the markets, we will also have to consider which of the products can be produced in the highest quality by our new factory.

Sichuan Province

As we have disclosed, The Company plans to proceed with its applications for the natural gas and brine project approvals with related government departments until after the governmental planning has been finalized the land and resource planning for Sichuan Province. Because of the complexities, we are discussing the possibility of a Joint Venture with the government of Daying County for the extraction of bromine water and related products. We believe such a Joint Venture could help us overcome some of the government related issues. We will keep investors informed of our progress.

Comments

“The sharp decline in the price of bromine significantly impacted our earnings in this quarter,” stated Mr. Xiaobin Liu, the CEO of Gulf Resources. “We expect these prices have hit bottom and may rise from here. Nonetheless, despite the decline, we generated free cash flow and increased our cash position. As of the close of business on May 12, our cash was almost 4x our market capitalization and our book value per share was almost 9x our market capitalization.”

“We believe bromine prices will rebound and we will try to open one more facility,” Mr. Liu added. “We are very optimistic about the opportunities for our chemical business. In 2015 and 2016, our chemical business had income from operations of $33 million and $25.5 million respectively. We believe our new chemical facility will be profitable. We also believe that we will get permission to drill for natural gas and brine in Sichuan Province. While there is no certainty yet, our discussions with the local government are going well.”

“Finally, we have established our task force, led by our COO Naihui Miao,” Mr. Liu concluded, “that will identify opportunities for the export of chemicals so that we may gain the possible financial flexibility to undertake critical actions to enhance shareholder value.”

(*These calculations are based on the number of shares issued and outstanding of 10,431,924 shares as of March 31, 2023)

GULF RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	March 31, 2023 (Unaudited)	December 31, 2022 (Audited)
Current Assets
Cash	$115,771,833	$108,226,214
Accounts receivable	5,224,530	5,363,166
Inventories, net	588,009	1,598,572
Prepayments and deposits	4,369,375	4,236,782
Other receivable	1,163	637
Total Current Assets	125,954,910	119,425,371
Non-Current Assets
Property, plant and equipment, net	145,716,571	149,916,766
Finance lease right-of use assets	164,732	163,868
Operating lease right-of-use assets	8,543,073	8,098,427
Prepaid land leases, net of current portion	9,641,075	9,508,001
Deferred tax assets	5,719,175	5,318,909
Total non-current assets	169,784,626	173,005,971
Total Assets	$295,739,536	$292,431,342

Liabilities and Stockholders’ Equity
Current Liabilities
Payable and accrued expenses	$7,133,752	$7,823,722
Taxes payable-current	955,868	699,563
Amount due to a related party	2,621,146	2,605,694
Finance lease liability, current portion	244,685	213,346
Operating lease liabilities, current portion	468,906	433,440
Total Current Liabilities	11,424,357	11,775,765
Non-Current Liabilities
Finance lease liability, net of current portion	1,481,471	1,461,721
Operating lease liabilities, net of current portion	7,993,748	7,575,651
Total Non-Current Liabilities	9,475,219	9,037,372
Total Liabilities	$20,899,576	$20,813,137

Commitment and Loss Contingencies
	$—	$—
Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 10,717,754shares issued; and 10,431,924 shares outstanding as of March 31, 2023 and December 31, 2022	24,476	24,476
Treasury stock; 285,830 shares as of March 31, 2023 and December 31, 2022 at cost	(1,372,673)	(1,372,673)
Additional paid-in capital	101,237,059	101,237,059
Retained earnings unappropriated	157,531,788	158,089,535
Retained earnings appropriated	26,667,097	26,667,097
Accumulated other comprehensive income (loss)	(9,247,787)	(13,027,289)
Total Stockholders’ Equity	274,839,960	271,618,205
Total Liabilities and Stockholders’ Equity	$295,739,536	$292,431,342

GULF RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Expressed in U.S. dollars) (UNAUDITED)

	Three-Month Period
	Ended March 31,
	2023	2022
NET REVENUE
Net revenue	$9,302,007	$8,930,737

OPERATING EXPENSE
Cost of net revenue	(6,769,074)	(4,549,968)
Sales, marketing and other operating expenses	(13,704)	(10,360)
Direct labor and factory overheads incurred during plant shutdown	(2,408,736)	(2,184,591)
General and administrative expenses	(910,051)	(2,242,501)
Other operating expense	—	(8,404)
	(10,101,565)	(8,995,824)

LOSS FROM OPERATIONS	(799,558)	(65,087)

OTHER INCOME (EXPENSE)
Interest expense	(29,630)	(34,692)
Interest income	70,885	75,528
LOSS BEFORE INCOME TAXES	(758,303)	(24,251)

INCOME TAX (EXPENSE) BENEFIT	200,556	(95,695)
NET LOSS	$(557,747)	$(119,946)

COMPREHENSIVE LOSS:
NET LOSS	$(557,747)	$(119,946)
OTHER COMPREHENSIVE INCOME
- Foreign currency translation adjustments	3,779,502	1,549,034

COMPREHENSIVE INCOME (LOSS)	$3,221,755	$1,429,088

BASIC AND DILUTED LOSS PER SHARE	$(0.05)	$(0.01)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES:	10,431,924	10,471,924

GULF RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars) (UNAUDITED)

	Three-Month Period Ended March 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(557,747)	$(119,946)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization on capital lease obligation	28,560	33,622
Depreciation and amortization	5,360,224	5,003,078
Unrealized exchange (gain) loss on translation of inter-company balances	(32,352)	283,789
Deferred tax asset	(200,556)	95,695
Changes in assets and liabilities
Accounts receivable	211,870	3,483,711
Inventories	1,035,921	178,444
Prepayments and deposits	(109,604)	(446,365)
Other receivables	(527)	—
Accounts and Other payable and accrued expenses	(772,506)	487,228
Taxes payable	282,007	704,492
Operating leases	(413,737)	(1,258,066)
Netcashprovidedbyoperatingactivities	4,831,553	8,445,682

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property, plant and equipment	(32,742)	(395,060)
Netcashusedininvestingactivities	(32,742)	(395,060)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2,746,808	1,844,114
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	7,545,619	9,894,736
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	108,226,214	95,767,263
CASH AND CASH EQUIVALENTS - END OF PERIOD	$115,771,833	$105,661,999

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Expressed in U.S. dollars)
	Years Ended March 31,
	2023	2022

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Paid for taxes	$1,670,428	$1,182,137
Interest on finance lease obligation	$28,560	$33,622
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Conference Call

Gulf Resources management will host a conference call on Tuesday, May 16, 2023 at 08:00 AM Eastern Time to discuss its First Quarter 2023 results ended March 31, 2023.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial Toll Free +1（877）545-0523 five to ten minutes prior to the scheduled conference call time. International callers should dial +1（973）- 528 - 0016, and please reference to “Gulf Resources” or Participant Access Code: 789787 while dial in.

The webcasting is also available then, just simply click on the link below:
http://www.gulfresourcesinc.com/news-28.html

A replay of the conference call will be available two hours after the call's completion and expired by Tuesday, May 23, 2023. To access the replay, call +1 (877) 481-4010. International callers should call +1 (919) 882-2331. The Replay Passcode is 48463.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), ShouguangYuxin Chemical Industry Co., Limited ("SYCI"), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. Through SHSI, the Company manufactures and sell crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the COVID-19 pandemic outbreak, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com